PRIVATE LABEL PURCHASE AGREEMENT

This Private Label Purchase Agreement is made and entered into as of this 23rd day of May, 2007 (“Effective Date”), by and between Fusion Telecommunications International, Inc. (“Fusion”), a company organized under the laws of the State of Delaware, having its principal place of business at 420 Lexington Avenue, Suite 1718, New York, New York 10170 and Digital FX International, Inc., a company organized under the laws of the State of Florida (“DFX”). Fusion and DFX are sometimes referred to collectively as the “Parties” or individually as a “Party.”

WHEREAS, Fusion, either directly or through its affiliates, shall collaborate with DFX to develop certain customized software as described in Exhibit A attached hereto (the “Custom Software”) and shall provide to DFX certain services as described in Exhibit C (“Services”); and

WHEREAS, DFX desires to resell the Services offered by Fusion, packaged with other services and equipment marketed by DFX and/or its affiliates, to third parties (“Customers”) under a private label, in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the parties hereto agree as follows:

1.	TERM.

This Agreement shall become effective and the Parties’ obligations shall commence upon the Effective Date, and continue for a period of five (5) years from such date except as expressly set forth in this Agreement (the “Initial Term”). This Agreement will be automatically renewed on a two (2) year basis after the expiration of the Initial Term or any subsequent term (each such two-year renewal period, a “Renewal Term”). If either Party desires to cancel this Agreement upon the expiration of the Initial Term or any Renewal Term, it shall give the other Party written notice of its intent to cancel at least three (3) months prior to the expiration of the then current Initial or Renewal Term. The Initial Term and any Renewal Terms shall be referred to hereunder, collectively, as the “Term” of this Agreement.

2.	PURCHASE AND RESALE OF SERVICES; DEVELOPMENT OF CUSTOM SOFTWARE.

2.1 General. DFX and Fusion shall collaborate to develop the Custom Software, and bear the respective responsibilities and costs set forth on Exhibit A attached hereto. Both parties shall dedicate the resources necessary to complete the development project in a timely manner, including assigning a project manager who shall be in communication with the other party as necessary.

DFX shall purchase from Fusion, and Fusion shall sell to DFX, such Services as set forth on Exhibit C, and as may be ordered by DFX from time to time for resale to its Customers. DFX will pay Fusion for all Services purchased at the prices set forth on Exhibit C. DFX shall pay Fusion for a Customer’s Services from the date of initial activation of that Customer by Fusion through the date of Fusion’s receipt from DFX of a disconnect order for that Customer or last activity on the Customer’s account, whichever is later.

2.2 Additional Services. From time to time, Fusion may make available for purchase by DFX additional wholesale communications products and services other than the Services listed on Exhibit C on the date hereof. If DFX desires to purchase any such additional product or service, the price of such additional product or service, and the terms and conditions on which it will be provided to DFX, will be determined by mutual agreement of the parties hereto and Exhibit C will be modified accordingly.

2.3 Required Documentation. Prior to the delivery by Fusion to DFX of any Services, which would be subject to any federal, state or local excise taxes, sales taxes or use taxes, DFX shall deliver to Fusion all applicable exemption forms and certificates reasonably required to avoid the collection and remittance of such taxes by Fusion on the Services sold to DFX.

2.4 Exclusivity; Ownership Rights.

(a) Fusion agrees that the components of the custom Zimbra Mail software designated and defined on Exhibit A attached hereto hereinafter referred to as the “Exclusive Software” or the “Zimbra Mail Software” will be provided by Fusion exclusively to DFX and that Fusion shall not sell the Exclusive Software to any other third party before the later of (i) the expiration or termination of the Term of this Agreement, or (ii) the tenth anniversary of the Effective Date of this Agreement.

(b) DFX agrees that Customers acquired by DFX will be activated on the Fusion network, and will at all times during the Term hereof remain on the Fusion network. Fusion agrees that the names, addresses and other contact information for DFX Customers (the “DFX Customer Information”) is Confidential Information of DFX, as defined in Section 7.1 of this Agreement, and that its designation as such in this Section 2.4 (c) shall constitute clear designation of all such information as contemplated in Section 7.1. As between DFX and Fusion, the Parties agree that DFX is the sole and exclusive owner of the DFX Customer Information.

(c) The provisions of this Section 2.4 shall survive termination of this Agreement.

2.5 Limited Warranty. DFX shall notify Fusion of any problems or Customer complaints associated with the Service(s), including, but not limited to loss of service, as soon as reasonably practicable after receiving notice or actual knowledge of such problem or Customer complaint. The parties will jointly develop reasonable credit guidelines in writing. If DFX gives a Customer a credit on account of any such problem or Customer complaint pursuant to the credit guidelines, then Fusion shall allow a credit to DFX equal to the same percentage of its actual cost for the services that were credited (i.e. Customer is billed $20.00 - Fusion bills DFX $10.00 for the services - DFX gives Customer 50% credit ($10.00)- Fusion would give DFX credit of $5.00).

DFX ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE HEREIN, FUSION MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, CONCERNING ITS FACILITIES, PRODUCTS OR SERVICES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. In no event shall Fusion be liable for any act or omission of either the carrier from whom it obtains network services or any other entity furnishing equipment, products or services to DFX or its Customers, nor shall Fusion be liable for any damages or losses due to the fault or negligence of DFX or its Customers. Except as otherwise expressly provided herein, Fusion shall not have liability for damages for any mistake, omission, interruption, delay, error or defect in transmission (herein called a “Failure of Performance”) occurring in the furnishing of Services hereunder. In the event of a Failure of Performance, Fusion will use its reasonable efforts to correct such failure as soon as reasonably practicable following notification. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, IN NO EVENT SHALL FUSION BE LIABLE TO DFX OR ANY OF THE CUSTOMERS OF DFX OR ANY OTHER THIRD PARTY FOR FAILURE OF PERFORMANCE, INCLUDING WITHOUT LIMITATION, FOR ANY DAMAGES, EITHER DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL INCIDENTAL, ACTUAL, PUNITIVE, OR ANY OTHER DAMAGES, AND FOR ANY LOST PROFITS OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF MISTAKES, ACCIDENTS, ERRORS, OMISSIONS, INTERRUPTIONS, OR DEFECTS IN TRANSMISSION OR PROVISIONING, OR DELAYS, INCLUDING THOSE WHICH MAY BE CAUSED BY REGULATORY OR JUDICIAL AUTHORITIES, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OBLIGATIONS OF FUSION PURSUANT TO THIS AGREEMENT. FUSION MAKES NO WARRANTY TO DFX, CUSTOMER OR ANY OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY SERVICE PROVIDED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES BY FUSION ARE HEREBY EXCLUDED AND DISCLAIMED. For purposes of this Section, the term “Fusion” shall be deemed to include Fusion, its shareholders, directors, officers, attorneys, employees, affiliates and any person or entity assisting Fusion in the performance of this Agreement.

2.6 Marketing Materials and Expenses. Fusion assumes no responsibility for any marketing materials used by DFX unless such materials were prepared and provided by Fusion to DFX. DFX shall not: (a) use any marketing materials which refer in any way to Fusion or any of its subsidiaries or brands, unless expressly approved in writing by Fusion prior to their use; (b) conduct any telemarketing of the Services that mentions Fusion or any of its subsidiaries or brands, unless the telemarketing plan and script have been approved in advance in writing by Fusion; or (c) use the services of any employees of Fusion or any of its subsidiaries, unless expressly approved in writing by Fusion prior to such use. DFX agrees to indemnify and hold harmless Fusion, its shareholders, directors, officers, employees, agents and advisors from and against any claims, demands, actions, liabilities, costs or other losses arising out any representation made, or information contained, in marketing materials or telemarketing efforts that do not comply with this Section. Neither Party shall use the other Party's name, trade names, trademarks, service marks or logos without the express written consent of the other Party.

2.7 Liability for Marketing Expenses and Taxes. Any and all expenses incurred by DFX in promoting the Services, soliciting orders for the Services and commissions paid to distributors shall be the sole and exclusive responsibility of DFX. Fusion shall have no responsibility to subsidize, reimburse, pay or otherwise contribute funds to cover such expenses incurred by DFX; and Fusion shall not have the authority to incur any such expenses on behalf of DFX without the express prior written consent of DFX. DFX shall have sole responsibility for the payment of any and all applicable commissions, taxes, surcharges, fees, workers compensation liability, unemployment liability or other assessments relating to its marketing and/or resale of the Services.

2.8 Private Label. DFX shall, at its own expense, brand the Services as its own with no reference to Fusion, except as mutually agreed by the Parties in writing.

2.9 Solicitation of Customers. During the Term of this Agreement, Fusion will not knowingly solicit DFX Customers nor will DFX knowingly solicit Fusion customers.

2.10 Support for Training of DFX Sales Personnel. Fusion shall provide a reasonable amount of initial training on the Services to those DFX employees responsible for the training of DFX sales personnel. Training will take place at Fusion’s corporate offices unless otherwise agreed. In the event that DFX requests training at a facility other than Fusion’s corporate offices, DFX will pay Fusion’s costs and expenses related to the offsite training. All travel expenses incurred by DFX personnel during training shall be the sole responsibility of DFX.

2.11 Customer Support. During the Term of this Agreement, DFX shall provide all Tier 1 customer support, including, but not limited to, initial answering of Customer calls and emails, resolving basic Service issues, resolving billing issues, and entering network trouble tickets. Fusion will provide DFX with FAQs and answers related to such Tier 1 customer support. Fusion will provide Tier 2 and Tier 3 customer support, including, but not limited to, testing related to network and/or routing issues, resolving network problems, making routing (LCR) changes, and resolving complex Service issues. Fusion agrees to make its support services hereunder available twenty-four hours a day, seven days a week globally,, and to address any network level one (material) trouble ticket for Tier 2 and Tier 3 support within twenty-four hours of actual receipt of such ticket; and Fusion will use its reasonable efforts to correct the trouble reported on the ticket as soon as reasonably practicable following notification. Fusion will provide DFX with forms and a description of the process to create and submit such trouble tickets. Each Party shall be responsible for the costs and arrangements for their obligations under this section.

2.13 Customer Billing. DFX will bear all responsibility for the billing of its Customers. Fusion will provide to DFX the information necessary to calculate the amounts payable by each of the DFX Customers with respect to each billing period, exclusive of taxes and regulatory fees, and DFX shall electronically bill each Customer under DFX’s private label. DFX shall be liable for the calculation and payment of all taxes associated with the billing of its Customers.

2.14 DFX Wholesale Payments to Fusion.

(a) Pre-Pay. Prior to Fusion’s obligation to provide Services hereunder, Fusion shall provide DFX with an invoice reflecting the charges applicable to the respective order for Services, adjustments and other service charges along with any past due amounts owing Fusion. Payment of the invoice in full (“Pre-payment”) must be received by Fusion prior to Fusion’s obligation to provide and continue to provide Service as set forth in this Agreement. DFX shall maintain a pre-payment equal to at least ***** times their prior two weeks usage. All payments made by DFX to Fusion must be “good funds”, in that they must be in the form of a certified check or wire. The initial pre-payment is non-refundable. In the event the Service usage and Service Charges exceed the pre-payment, or if DFX does not replenish the pre-payment as requested by Fusion, Fusion shall have the right to immediately terminate Service and all Customer accounts without notice to DFX and its Customers and without any liability therefor.

(b) Disputes. If DFX disputes any calculation or amount shown on an invoice, it shall notify Fusion of such dispute and the basis therefore within one hundred twenty (120) days of the receipt of such statement or the disputed shall be deemed waived. Fusion shall respond to DFX in writing within ten (10) business days of its receipt of DFX’s notice. Notwithstanding the above, in the event that DFX disputes Fusion’s computation of amounts due and owing under an invoice, DFX shall nevertheless pay all charges listed in such invoice, and concurrently itemize and support any requested adjustments in a format specified by Fusion.

(c) DFX may purchase certain amounts of Services to be provided gratis to Customers on a promotional basis, at a price to be mutually agreed by the Parties.

(d) DFX shall have full responsibility for the filing and remittance of any and all federal, state and local excise taxes, sales taxes, use taxes and regulatory fees billed to and collected from Customers with respect to Services. DFX shall remit all such taxes and regulatory fees to the entities having jurisdiction over such taxes and regulatory fees on a timely basis.

(e) Collection Efforts. DFX shall be responsible for all collection efforts involving its Customers.

(f)  On-Line Access. Fusion will provide DFX with on-line access to selected customer data pertinent to DFX’s Customers. All necessary specifications for establishing such access will be furnished by Fusion to DFX. All reasonable out-of-pocket costs incurred in establishing such access, including hardware and software costs, if applicable, will be borne by DFX.

2.15 E911. Fusion shall notify DFX when it believes DFX is required by Federal Communications Commission (“FCC”) to offer E911 service to its Customers. DFX shall be responsible for the provision of E911 service to its Customers and for all E911 customer notice requirements and acknowledgments. For the avoidance of any doubt, notwithstanding Fusion’s obligation to notify DFX when it believes a particular services is subject to E911, the ultimate decision and responsibility to provide E911 shall be borne by DFX. At the request of Fusion, DFX shall provide evidence satisfactory to Fusion’s counsel of its compliance with the E911 regulations of the FCC. If DFX should request it, Fusion, through its E911 vendor, will provide E911 service on a resale basis to DFX’s Customers.

2.16 Service Terms and Conditions. DFX will cause each Customer to execute a Customer Service Agreement in the form attached hereto as Exhibit E, which may be an on-line only agreement.

3. ORDER PROCEDURES.

3.1 Order Processing Procedures. All orders for Services to DFX Customers shall be submitted by DFX to Fusion in accordance with such order processing procedures as may be established by Fusion from time to time. In connection therewith, Fusion shall make available to DFX an electronic order entry system, together with such related systems documentation as shall be reasonably required to properly operate such system. In addition, Fusion shall provide reasonable initial training to the individuals responsible for training DFX’s order entry personnel in the use of such system. Such training will take place at Fusion’s corporate facilities unless otherwise agreed. In the event that DFX requests the initial training be conducted at a facility other than Fusion’s corporate offices, DFX will pay Fusion’s costs and expenses related to the offsite training.

3.2 Required Information. Each order submitted by DFX shall constitute a representation and warranty by DFX that the Services ordered are for resale by DFX. In addition, each order shall contain such other information as shall be reasonably required by Fusion from time to time. If DFX submits an order for Services which is incomplete, or which otherwise fails to comply with the order processing procedures established by Fusion from time to time, Fusion may, in its sole discretion, either return the order to DFX for completion or correction, or attempt to process the order in the condition submitted by DFX.

4. REPRESENTATIONS AND WARRANTIES.

4.1 DFX represents and warrants (a) DFX is in compliance with all applicable laws, rules, and regulations relating to its marketing activities; (b) DFX has been duly formed under the laws of the state in which it was organized, and is validly existing and in good standing under the laws of the jurisdiction identified in the first paragraph of this Agreement; (c) the execution, delivery and performance by DFX of this Agreement are within DFX’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its certificate of incorporation or by-laws or (ii) any law or contractual restriction binding on or affecting DFX; (d) neither DFX nor any of its directors, officers or other principals has been found guilty of: (i) violating any statute or regulation governing telemarketing or the marketing of Services; or (ii) any offense involving consumer fraud; (e) there is no pending or threatened action or proceeding affecting DFX before any court, governmental agency or arbitrator which involves allegations of such violations or which may materially adversely affect DFX’s ability to perform its obligations under this Agreement; and (f) this Agreement is the legal, valid and binding obligation of DFX enforceable against DFX in accordance with its terms.

4.2 Fusion represents and warrants (a) Fusion has been duly formed under the laws of the state in which it was organized, and is validly existing and in good standing under the laws of the jurisdiction identified in the first paragraph of this Agreement; (c) the execution, delivery and performance by Fusion of this Agreement are within Fusion’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its certificate of incorporation or by-laws or (ii) any law or contractual restriction binding on or affecting Fusion; (d) there is no pending or threatened action or proceeding affecting Fusion before any court, governmental agency or arbitrator which may materially adversely affect Fusion’s ability to perform its obligations under this Agreement; and (e) this Agreement is the legal, valid and binding obligation of Fusion enforceable against Fusion in accordance with its terms.

4.3 Each Party hereby agrees that its shareholders, directors, officers, employees, agents or contractors shall not make, authorize or offer, or cause to be made or offered, any payment, loan or gifted money or anything of value directly or indirectly to: (i) any official or employee of any government, or agency or instrumentality thereof: (ii) any political party or official thereof or any candidate for political office: (iii) any person; under circumstances in which the shareholders, directors, officers, employees, agents or contractors of the Party know, or have reason to know, that all or any portion of such money or thing of value shall be offered are given, directly or indirectly, to any person named in clauses (i) and (ii) above to influence a decision or to gain advantage to the Party or its shareholders, directors, officers, employees, agents or subcontractors, or to retain business for or with, or directing business to, the Party, or in connection with any transaction relating to this Agreement, which could result in violation of the U.S. Foreign Corrupt Practices Act, as amended and any other law, regulation, order, decree or directive having the force of law and relating to bribery, kick-backs, or similar business practices. For purposes of this agreement, the term “official” shall mean and include any employee or officer in public service or in the private sector, any employee of official or any governmental or quasi-governmental department, agency or instrumentality thereof, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality.

4.4 Each party represents and warrants that that it shall be the owner of or otherwise possess the right to grant to the other party, as specifically provided herein, the rights in and to their software to the extent provided herein, and to their knowledge that the use of such software as contemplated herein shall not violate the copyright, trademark, patent or other rights of any third party. The provisions of this Section 4.4 shall survive termination of this Agreement.

5.0 TERMINATION.

5.1 Description. Each of the following events, separately, shall constitute an “Event of Default”:

(a) Either Party hereto shall fail to pay when due any amount owed to the other Party pursuant to this Agreement, and any such failure shall continue unremedied for five (5) business days after written notice;

(b) There shall be a material interruption, delay, error or defect in transmission (herein called a “Failure of Performance”) occurring in the furnishing of substantially all of the Services hereunder that is not corrected within 72 hours after written notice of such Failure of Performance is received by Fusion;

(c) Any representation or warranty made by a Party hereto under or in connection with this Agreement shall prove to have been incorrect in any material respect when made;

(d) Either Party hereto shall fail to perform or observe in any material respect any material covenant contained in this Agreement, other than a failure described in clause (a) or (b) of this Section 5.1 of this Agreement, and any such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the breaching Party by the other Party;

(e) Any action or omission by either Fusion, on the one hand, or by DFX or any of its Customers on the other hand, which directly or indirectly violates applicable federal, FCC, foreign and/or state regulatory rules and policies or any other governmental authority and which materially adversely impacts the other Party, shall have occurred, and such act or omission, if unintentional, shall remain unremedied for thirty (30) days after the breaching Party shall have received actual knowledge thereof;

(f) The institution of any proceeding, voluntary or involuntary, in bankruptcy, insolvency, dissolution or liquidation by or against either Party hereto, if such proceeding is not dismissed within 45 days; or

(g) The applicable statutes, rules, or regulations of any authority having jurisdiction over either Party hereto are substantially changed in such a manner as to render such Party’s performance under this Agreement uneconomical or impossible.

5.2 Default by DFX. Upon the occurrence of any material Event of Default involving DFX, Fusion shall have the right to (i) suspend Services under this Agreement Customer accounts; (ii) terminate this Agreement and any other agreements or instruments delivered to Fusion in connection with this Agreement; (iii) declare all amounts payable by DFX to Fusion hereunder immediately due and payable; and (iv) exercise all other remedies available to it under this Agreement and such other agreements and instruments or otherwise available at law or in equity.

5.3 Default by Fusion. Upon the occurrence of any material Event of Default involving Fusion, DFX shall have the right to (i) terminate this Agreement and any other agreements or instruments delivered to Fusion in connection with this Agreement; (ii) obtain the release from escrow of the “Escrow Materials” as provided in Section 5.7 hereof; and (ii) exercise all other remedies available to it under this Agreement and such other agreements or instruments or otherwise available at law or in equity.

5.4 Cumulative Remedies. Each Party’s rights and remedies hereunder shall be cumulative and the exercise by a Party of any particular right or remedy shall not prevent such Party from exercising any other right or remedy.

5.5 Termination Upon Default. Upon the occurrence of an Event of Default, the non-defaulting Party may terminate this Agreement immediately by delivering a written notice of termination to the defaulting Party.

5.6 No Release from Obligations. The expiration or termination of this Agreement shall not release either Party from any liability, obligation or agreement, which, pursuant to any provision of this Agreement, is to survive or be performed after such expiration or termination.

5.7 Software Escrow Agreement. In order to induce DFX to enter into this Agreement, Fusion agrees that simultaneously with the execution of this Agreement, Fusion shall enter into a Software Escrow Agreement (the “Escrow Agreement”), with the following individuals, counsel for the respective parties serving jointly as escrow agent, until successors for either or both of them shall be named by mutual agreement of the Parties:

William R. Heitz, Esq.	Jeanne Drewsen, Esq.
Heitz & Associates, P.C.	Attorney at Law
345 Woodcliff Drive	250 Mercer Street, C505
Fairport, New York 14450	New York, New York 10012

(the “Escrow Agent”), which Escrow Agreement shall be substantially in the form of the escrow agreement attached hereto as Exhibit F, including without limitation the following releasing events: Fusion terminating its business, or terminating the part of its business that provides the services and software that are the subject of this Agreement; or Fusion filing for bankruptcy, becoming insolvent, materially breaching this Agreement, or failing to provide maintenance of the licensed software. Pursuant to the Escrow Agreement Fusion shall deposit with the Escrow Agent: (i) all technical information, including the source code and the documentation that relate to the software that would be required in order for DFX to continue to exercise its rights under this Agreement in the event Fusion ceases to operate as a business, and (ii) a letter of direction authorizing Fusion’s underlying supplier to enter directly into an agreement with DFX to provide the Services to DFX pursuant to this Agreement in the event of the occurrence of a releasing event as set forth in the Escrow Agreement (collectively, the “Escrow Materials”). The Escrow Materials shall only be used by DFX to continue the provision of services to its end users and may not be used for any other purpose (resale, licensing, or otherwise).

6.0 INDEMNIFICATION.

Each Party hereto (the “Indemnifying Party”) hereby agrees to be solely responsible for the performance of its acts, duties and responsibilities under this Agreement, and for the acts and/or omissions, duties and responsibilities of its directors, officers, employees, members and agents; and each Indemnifying Party further agrees to indemnify the other Party (the “Indemnified Party”) and its subsidiaries and affiliates and each of their shareholders, directors, officers, employees, affiliates and agents, and to hold harmless the Indemnified Party and its subsidiaries and affiliates and each of their shareholders, directors, officers, employees, affiliates and agents, and at the Indemnifying Party’s expense, to defend the Indemnified Party and its subsidiaries and affiliates and each of their shareholders, directors, officers, employees, affiliates and agents, from and against any claims, demands, causes of action, loss, cost and expense, arising from, in connection with or based upon (i) the actions or omissions of the Indemnifying Party, its shareholders, directors, officers, employees or agents, and, in the case of DFX, its Customers and members; (ii) any third party claim, including governmental entities; and (iii) the breach of either Party’s obligations, representations or warranties pursuant to this Agreement. The provisions of this Section 6.0 shall survive termination of this Agreement.

7.0 CONFIDENTIALITY.

7.1 Each Party acknowledges that the other Party may disclose confidential information (“Confidential Information”) to it in the performance of this Agreement. Each Party further acknowledges the other Party's assertion that its Confidential Information is deemed to include valuable trade secrets and confidential business information proprietary to that Party. Confidential information will be clearly marked as such or if provided orally, confirmed in writing with one (1) business day of disclosure. Accordingly, each Party shall: (a) hold the Confidential Information disclosed by the other Party confidential; (b) use and disclose such Confidential Information only with the receiving Party's employees and contractors who have a need to know and only for the purposes of this Agreement, except as may be permitted in a written agreement signed by the disclosing Party or as required under applicable laws; and (c) protect such Confidential Information from access, use, and disclosure that is not strictly required for the performance of this Agreement.

7.2 The receiving Party will not have any obligations under this Agreement with respect to a specific portion of the Confidential Information of the disclosing Party, if such receiving Party can demonstrate that such portion of the Confidential Information: (i) was in the public domain at the time it was disclosed to the receiving Party, or subsequently entered the public domain, through no fault of the receiving Party; (ii) was rightfully communicated to the receiving Party by a third party without any obligation of confidence; or (iii) was independently developed by employees or agents of the receiving Party without reference to any information communicated to the receiving Party.

7.3 The Parties hereby agree that the confidentiality and non-use undertakings reflected in this section shall survive the termination of this Agreement for a period of two (2) years following the disclosure date or the date this Agreement is terminated, whichever is later.

8.0 GENERAL PROVISIONS

8.1 Relationship of the Parties. Nothing in this Agreement shall be construed to create the relationship of employment, agency, partnership, joint venture or otherwise nor will this agreement be construed to expressly or implicitly imply that Fusion is a participant in any of DFX’s marketing or membership activities.

8.2 Enforcement. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

8.3 Entire Agreement. This Agreement, including any Exhibits hereto (the terms and conditions of which are expressly incorporated into this Agreement as if fully set forth herein), constitutes the entire Agreement and understanding between the Parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of their agreement, and supersedes any prior agreements or understandings between the Parties relating to its subject matter.

8.4 Waiver. Any failure on the part of any Party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other Party to whom such compliance is owed. Any waiver must be in writing signed by the Party to whom compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

8.5 Governing Law. This Agreement shall be governed by, construed under and interpreted in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

8.6 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

If to Fusion:

Fusion Telecommunications International, Inc.
Attn: Chief Executive Officer
420 Lexington Avenue, Suite 1718
New York, New York 10170
Facsimile: (212) 972-7884

With copies to:

Heitz & Associates, P.C.	Fusion Telecommunications International, Inc.
345 Woodcliff Drive	1475 West Cypress Creek Road, Suite 204
Fairport, New York 14450	Ft. Lauderdale, Florida 33309
Attention: William R. Heitz, Esq.	Attention: Chief Financial Officer
Facsimile: (585) 387-0130	Facsimile: (954) 331-2456

If to DFX:

Digital FX International, Inc.
Attn: Chief Executive Officer
3035 East Patrick Lane, Suite #9
Las Vegas, Nevada 89120
Facsimile: 702-

with a copy to:

Jeanne Drewsen, Esq.
Attorney At Law
250 Mercer Street Suite C505
New York, New York 10012

or to such other person or address as either Party shall specify by notice in writing to the other Party. Any such notice shall be deemed to have been given (a) upon actual delivery, if delivered by hand, (b) on the third (3rd) business day following deposit of such notice, properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (c) upon sending such notice, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

8.7 Force Majeure. The Parties’ obligations under this Agreement are subject to and neither Party shall be liable for (except for the obligation to pay money) delays, failures to perform, damages, losses or destruction, or malfunction of any equipment or any consequence thereof caused or occasioned by, or due to fire, flood, water, the elements, labor disputes or shortages, utility curtailments, power failures, explosion, civil disturbances, terrorism, governmental actions, shortages of equipment for supplies, unavailability of transportation, acts or omissions of third parties, or any other cause beyond the Party’s reasonable control.

8.8 Amendments. This Agreement may not be changed, altered or modified unless such change, alteration or modification is clearly established in writing and signed by authorized representatives of each Party.

8.9  Assignment. Neither Party shall assign any or all of its rights or obligations under this Agreement without the express written consent of the other Party; provided that either Party may assign this agreement to any affiliate of such Party or to any third party purchasing all or substantially all of the equity or assets of such Party or entering into a merger with such Party.

8.10   Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.11   Counterparts. This Agreement may be executed in counterparts, each of which shall be effective as to the Parties thereto and each of which shall be an original and all of which shall constitute one and the same instrument.

8.12  Compliance With Laws and Rules of Conduct. Each Party shall, at its own expense, comply with all federal, state and local laws and regulations relating to the Services and its duties, obligations and performance under this Agreement and shall procure all certificates, permits and licenses required in connection therewith.

8.13  Trademarks. This Agreement confers no right to use the name(s), service mark(s), trademark(s), copyright(s) or patent(s) of either Party except as expressly provided herein. Neither Party shall take any action, which would compromise the name(s), service mark(s), trademark(s), copyright(s) or patent(s) of the other Party.

8.14 Attorneys’ Fees and Costs. The prevailing Party of any litigation related to the enforcement of this Agreement, including appeals if any, shall be awarded reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized the day and year first written above.

Fusion Telecommunications International, Inc.		Digital FX International, Inc.

Signature:	/s/ Matt Rosen	Signature:	/s/ Craig Ellins
Name:	Matt Rosen	Name:	Craig Ellins
Title:	CEO	Title:	Chairman, CEO & President
Date:		Date:
Telephone:		Telephone:
Facsimile:		Facsimile:

LIST OF EXHIBITS
EXHIBIT A	Software Development Project Plan
EXHIBIT B	Zimbra Mail Software and ActiveX Software technical description
EXHIBIT C	FUSION SERVICES AND RATES DOCUMENT
EXHIBIT D	ActiveX Software license agreement
EXHIBIT E	CUSTOMER AGREEMENT
EXHIBIT F	ESCROW AGREEMENT